THIRD ADDENDUM TO STOCK PURCHASE AGREEMENT

This THIRD ADDENDUM TO STOCK PURCHASE AGREEMENT (this “Addendum”) is dated as of September 14, 2007, by and among Appalachian Oil Company, Inc., a Tennessee corporation (the “Company”), the undersigned stockholders of the Company (collectively referred to herein as “Sellers” and each individually as a “Seller”), and Titan Global Holdings, Inc., a Utah corporation (“Buyer”).

RECITALS:

WHEREAS, the parties have entered into a Stock Purchase Agreement dated July 17, 2007 (the “Stock Purchase Agreement”), pursuant to which Buyer agreed to purchase all of the issued and outstanding capital stock of the Company, for the total consideration of thirty million dollars ($30,000,000.00) (the “Purchase Price”) and on the terms and conditions set forth in the Agreement; and

WHEREAS, there has been a credit against the Purchase Price in the sum of one million dollars ($1,000,000.00) as a result of certain non-refundable earnest money deposits (the “Earnest Money”) already paid to Sellers in connection with the Stock Purchase Agreement; and

WHEREAS, the Company owns certain marketable securities in the amounts and accounts (the “Securities”) as set forth on Schedule A attached hereto, and Buyer wishes to liquidate the Securities and/or distribute some or all of the Securities to Sellers following the Closing of the Stock Purchase Agreement, with the proceeds from such sales and/or distributions to be paid to Sellers by Buyer as consideration for Sellers’ Company stock; and

WHEREAS, the parties desire to amend the Stock Purchase Agreement as set forth below.

NOW, THEREFORE, for and in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1 At the Closing of the Stock Purchase Agreement, the Buyer shall pay to the Sellers the total sum of Twenty Six Million, One Hundred Eighty One Thousand, Nine Hundred and Five Dollars ($26,181,905.00) via wire transfer, which amount reflects a credit for Sellers’ receipt of the Earnest Money, as well as an additional credit against the Purchase Price in the amount of Two Million, Nine Hundred Eighteen Thousand and Ninety Five Dollars ($2,918,095.00), or the Agreed Value of the Securities (as defined below) less One Hundred Thousand Dollars ($100,000.00).

1.2 The parties agree that the Securities have a current market value of approximately Two Million, Nine Hundred Eighteen Thousand and Ninety Five Dollars ($2,918,095.00) (the “Agreed Value”).

1.3 Immediately following the Closing of the Stock Purchase Agreement, Buyer and the Company shall take all actions necessary for the sale of the Securities, with the proceeds from such sale to be paid to the Sellers by the Escrow Agent (as defined below), on behalf of the Buyer, as consideration from the Buyer to the Sellers for the purchase of the Company stock, as set forth below. Provided, however, that at the request of the Sellers, the parties agree that some or all of the Securities may be distributed in kind to the Sellers by the Escrow Agent, in the sole discretion of the Sellers, subject only to the agreement of Buyer, the Company and Sellers with respect to the value of such Securities upon distribution to the Sellers.

1.4 To effect the sale (and/or distribution in kind, as applicable) of the Securities contemplated by Section 1.3, at the Closing of the Stock Purchase Agreement, the Securities shall be placed into an escrow account with Aldebaran Financial, Inc. as escrow agent (the “Escrow Agent”), pursuant to an Escrow Agreement to be agreed upon by the parties (the “Escrow Agreement”). The Securities shall be sold by the Escrow Agent (and/or distributed in kind to Sellers) pursuant to the joint instructions of the Buyer, Sellers and the Company, as set forth in the Escrow Agreement, with the sale of the Securities to be completed no later than ten (10) business days following the Closing of the Stock Purchase Agreement. Upon the Escrow Agent’s sale of any of the Securities, the proceeds from such sales shall be distributed to the Sellers via wire transfer, pursuant to Sellers’ instructions, subject to the adjustments contemplated under Section 1.5 below. If the Escrow Agent distributes any of the Securities in kind to the Sellers, then said Securities shall be delivered to the Sellers’ pursuant to Sellers’ written instructions. It is the parties’ intention that the sale (and/or distribution in kind, as applicable) of the Securities shall be executed expeditiously, but in such a manner as to maximize the value of the Securities to the mutual benefit of the parties.

1.5 In the event that the total proceeds of the sale (and/or distribution, as applicable) of the Securities are less than Two Million, Eight Hundred Eighteen Thousand and Ninety Five Dollars ($2,818,095.00), then the Buyer and the Company, jointly and severally, shall promptly, but in no event later than ten (10) days thereafter, pay to the Sellers the shortfall, that is, the amount by which the sale proceeds are less than $2,818,095. On the other hand, in the event that the proceeds of the sale (and/or distribution, as applicable) of the Securities are greater than Two Million, Eight Hundred Eighteen Thousand and Ninety Five Dollars ($2,818,095.00), then the Sellers, jointly and severally, shall promptly, but in no event later than ten (10) days, pay to the Company the excess, that is, the amount by which the sale proceeds are greater than $2,818,095.00.

1.6 It is the intention of the parties that the sale and/or distribution of the Securities shall be completely “tax neutral” to the Sellers, and that any tax losses or gains from the sale and/or distribution of the Securities shall be for the account of the Company. For this reason, the Securities shall continue to be held under the Federal Employer Identification number of the Company, unless they are distributed to Sellers, whereupon the Buyer and Company agree to take all steps reasonably necessary to facilitate the transfer and delivery of the Securities to the Sellers. It is also the intention of the parties that the sale and/or distribution of the Securities shall be deemed part of the aggregate Purchase Price, paid by Buyer to Sellers as consideration for Sellers’ Company stock. If for any reason any taxes should be imposed on Sellers as a result of the sale of the Securities, or as a result of Sellers’ receipt of Securities in kind from Buyer or the Company, then the Company and Buyer jointly and severally agree to indemnify Sellers for any such taxes. The Company and Buyer shall also be responsible for all fees, commissions and other expenses associated with the Escrow Agent’s sale and/or distribution of the Securities.

ARTICLE II

2.1 Section 2.3 of the Stock Purchase Agreement, as amended, is hereby amended by deleting from clause (a) thereof “September 12, 2007” and inserting in its place “September 14, 2007.”

ARTICLE III

3.1 The Buyer hereby waives the condition precedent set forth in Section 8.3 of the Stock Purchase Agreement to the extent that the consents of Yum Brands, Citgo and Western Union are not obtained prior to the Closing Date. Further, the Buyer hereby waives the conditions precedent set forth in Sections 8.5 and 8.14 of the Stock Purchase Agreement.

ARTICLE IV

4.1 This Addendum shall be construed in accordance with the terms and conditions set forth in the Stock Purchase Agreement, and any capitalized terms set forth in this Addendum that are not defined herein shall have the meaning set forth in the Stock Purchase Agreement. As amended hereby, the Stock Purchase Agreement shall remain in full force and effect.

4.2 This Addendum shall be governed by, and construed in accordance with, the laws of the State of Tennessee applicable to agreements made and to be performed therein.

4.3 Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Addendum may be brought against any of the parties in the courts of (a) the State of Tennessee, County of Sullivan, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee. The parties hereby consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

4.4 This Addendum and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, assigns, and successors to the business and assets of such parties.

4.5 Each of the parties hereto shall hereafter, at the reasonable request of the other party hereto, execute and deliver such further documents and agreements, and do such further acts and things as may be necessary or expedient to carry out the provisions of this Addendum.

4.6 This Addendum constitutes a complete statement of all of the arrangements between the parties with respect to the transactions contemplated by this Addendum, and supersedes all prior agreements and understandings with respect to such transactions between them, except for the Stock Purchase Agreement and the amendments thereto. This Addendum shall not be amended or terminated except by an instrument in writing signed by the parties hereto.

4.7 This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Addendum as of the date first written above.

COMPANY:

APPALACHIAN OIL COMPANY, INC. By: /s/Jeffrey H. Benedict Name: Jeffrey H. Benedict Title: President
SELLERS:	BUYER:
THE JAMES R. MACLEAN REVOCABLE TRUST By: /s/James R. MacLean Name: James R. MacLean Title: Trustee	TITAN GLOBAL HOLDINGS, INC. By: /s/ Bryan M. Chance Name: Bryan M. Chance Title: President and Chief Executive Officer
/s/ Sara G. MacLean SARA G. MACLEAN by Jeffrey H. Benedict under Power of Attorney dated 7-11-07)

/s/Jeffrey H. Benedict
JEFFREY H. BENEDICT

THE LINDA R. MACLEAN IRREVOCABLE TRUST

By: /s/ Sara G. MacLean
Name: Sara G. MacLean
Title: Trustee
(by Jeffrey H. Benedict under Power of Attorney
dated 7-11-07)